ALTA GOLD CO.
               RESTATED ARTICLES OF INCORPORATION


     FIRST:    The name of the corporation is Alta Gold Co.

     SECOND:   The principal office and place of business of  the
corporation shall be located at White Pine County in Ely, Nevada with the following mailing address:

                     Silver King Mines, Inc.
                      c\o Einar C. Erickson
                         1100 "L" Street
                        East Ely, Nevada

     THIRD:    The   purposes   for  which  the  corporation   is
organized   is  to  engage  in  any  and  all  lawful  activities
authorized by the laws of the State of Nevada.

     FOURTH:   The  total  number of shares of  stock  which  the
corporation  shall have the authority to issue is  sixty  million
(60,000,000) shares of common stock, having a par value of one-tenth of one cent ($.001) per share.

     FIFTH: The number of directors which shall constitute the entire Board of Directors shall be as set forth in the bylaws of the corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the corporation, including the authority to change the number of directors of the corporation.

The Board of Directors shall be at all times divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1988 annual meeting of stockholders or any adjournment(s) thereof, directors designated as Class I directors shall be elected to hold office for a one-year term expiring at the next succeeding annual meeting of stockholders, directors designated as Class II directors shall be elected to hold office for a two-year term expiring at the second succeeding annual meeting of stockholders and directors designated Class III directors shall be elected to hold office for a three-year term expiring at the third succeeding annual meeting of stockholders. At each successive annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term expiring at the third annual meeting of stockholders following their election.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors remove or shorten the term of any director then in office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that any director so elected shall hold office until the next annual or special meeting of stockholders at which directors are to be elected. Any director elected by stockholders to fill a vacancy in a class that results from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of such class. Any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in a class not resulting from an increase in the number of directors shall hold office for the unexpired term of his predecessor.

Each  director  shall hold office until his  successor  shall  be
elected   and  qualified,  subject,  however,  to  prior   death,
resignation, retirement, disqualification or removal from office.

Directors may be removed by the stockholders only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote for the election of directors.

     SIXTH:    The   stock  of  the  corporation  shall  be  non-
assessable.

     SEVENTH: The shareholders shall have no pre-emptive right to acquire additional or treasury shares of the corporation.

     EIGHTH:   The name and address of each director is:



     Robert N. Pratt    601 Whitney Ranch Drive, Suite 10   Henderson, NV 89014
     Ralph N. Gilges    2202 South Bend Avenue              South Bend, IN 46635
     Thomas A. Henrie   657 South 1050 East                 Orem, UT 84097
     Iwao Ino           1360 Ainapua Street                 Honolulu, HI 96819
     John A. Keily      84-19 1/4 Street                    Chetek, WI 54728
     Jack W. Kendrick   3910 E. 48th Avenue                 Spokane, WA 99223
     Thomas D. Mueller  900 North Shore Drive, Suite 190    Lake Bluff, IL 60044


     NINTH:    The period of its duration is perpetual.

     TENTH:    The internal affairs of the corporation  shall  be
regulated by the By-Laws of the corporation which may provide for any and all matters not specifically reserved or controlled by the laws of the State of Nevada.

     In Witness Whereof, we the undersigned attest that:

     1. We have been duly authorized to execute this certificate, restating the articles of incorporation of Alta Gold Co. without amendment, by resolution of the Board of Directors pursuant to Sections 78.315 and 78.403 of the Nevada Revised Statutes, as amended, on January 20, 1997; and

     2. This certificate correctly sets forth the text of the articles of incorporation as amended to the date of this certificate.

                         /s/ John A. Bielun
                         John A. Bielun, Senior Vice-President



                         /s/ Margo R. Bergeson
                         Margo R. Bergeson, Secretary




     STATE OF NEVADA  )
                      ) SS.
     COUNTY OF CLARK  )

     This instrument was acknowledged before me on January 22, 1997, by John A. Bielun as Senior Vice-President of Alta Gold Co.




                              /s/ Lynn M. Radcliffe
                              Notary Public

     STATE OF NEVADA  )
                      ) SS.
     COUNTY OF CLARK  )

     This instrument was acknowledged before me on January 22, 1997, by Margo R. Bergeson as Secretary of Alta Gold Co.




                              /s/ Lynn M. Radcliffe
                              Notary Public